EXHIBIT 10.4
AMENDMENT TO EMPLOYMENT AGREEMENT
          This AMENDMENT is made on the 19th day of February 2009 to amend the EMPLOYMENT AGREEMENT (the “Agreement”) dated May 1, 2006 by and between BARRIER SYSTEMS, INC., a California corporation, (the “Company”) and Owen Denman (the “Executive”), as previously amended by a Form Amendment to comply with Section 409A of the Internal Revenue Code.
WITNESSETH:
     WHEREAS, Lindsay Corporation, a Delaware corporation (“Lindsay”), owns all of the outstanding stock of the Company; and
     WHEREAS, the Executive has been employed by the Company, and the Company and Executive desire to obtain assurances of continued employment of Executive for the period provided in this Agreement;
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements hereinafter set forth, the Company and the Executive agree to amend the Agreement as follows:
1. Section 2.1 of the Agreement is hereby amended to read in its entirety as follows:
               “2.1 Term. Beginning on the date of this Amendment, the Executive will be employed by the Company for a period of twelve (12) months, unless his employment is terminated at an earlier date in accordance with ARTICLE IV (the “Term”), provided that on each date thereafter the Term shall automatically be extended for an additional day, unless the Company notifies Executive in writing that it does not wish to further extend the Term. Accordingly, this Agreement shall have a remaining Term of twelve (12) months from the date when the Company notifies the Executive in writing that it does not wish to further extend the Term. Those obligations which by their terms survive the termination of this Agreement shall not be extinguished by the expiration of the Term or the termination of this Agreement.”
2. Section 3.1 of the Agreement is hereby amended to read in its entirety as follows:
          “3.1 Basic Salary. As of the date of this Agreement, the Executive’s annual base salary (“Salary”) is $239,500. Executive’s Salary may be increased from time to time based on merit or such other considerations as the Compensation Committee of the Board (“Compensation Committee”) may deem appropriate, and prior to a Change in Control (as defined in Section 4.8 herein) may be reduced as part of a general across the board Salary reduction that is applicable to all senior executives with comparable responsibility, title or stature. The Salary shall be payable in periodic installments in accordance with the Company’s regular payroll practices as in effect from time to time.”
3. Section 3.2 of the Agreement is hereby amended to read in its entirety as follows:
          “3.2 Bonus; Equity Incentives. In addition to the Salary:
          (a) The Executive shall be eligible to receive an annual bonus (“Bonus”), in the discretion of the Compensation Committee, based on the performance of the Company relative to financial objectives and the performance of the Executive relative to personal objectives, in each case as such objectives are set forth in the Company’s annual management incentive plan. The Executive’s target Bonus shall be 45% of his Salary, subject to change in the discretion of the Compensation Committee prior to a Change in Control.
          (b) The Executive shall be eligible to receive annual performance stock units, restricted stock units and/or other equity or long-term incentives, in the discretion of the Compensation Committee.”
4. Section 4.4 of the Agreement is hereby amended to read in its entirety as follows:
          “4.4 Other Than For Cause. The Company may, at any time, at its option, terminate the employment of the Executive other than for cause, death or disability, in which event the Company shall pay to Executive in a lump sum, within ninety (90) days of such termination, an amount equal to one (1) times Executive’s Salary (or Executive’s Salary plus target Bonus in the event of termination other than for cause, death or disability within one year following a Change in Control), at the rate in effect on the date of his termination, subject to execution of the release referred to in Section 4.6 below and the expiration of all revocation periods under applicable law with respect to such release (and subject to continued compliance by the Executive with ARTICLE V). This amount shall be in lieu of and shall be reduced by any termination or severance pay representing Salary or Bonus which is payable to Executive under any Proprietary Matters Agreement, offer of employment letter or other agreement with the Company or any of its affiliates.
          In the event the Executive voluntarily terminates his employment with the Company for Good Reason (as defined below) at any time within one year after a Change in Control, such event shall be considered equivalent to a termination without cause, and the Executive shall be entitled to receive the same payment provided in the previous paragraph for termination without cause within one year after a Change in Control. “Good Reason” will exist if: (a) Executive’s Salary, target Bonus or total compensation opportunity (including Salary, target Bonus and long-term incentive compensation opportunity) is reduced below the level in effect immediately prior to the Change in Control, (b) Executive’s title, duties or responsibilities with the Company are significantly reduced from those in effect immediately prior to the Change in Control, or

(c) Executive is required to relocate his principal office to a location more than fifty (50) miles from its location immediately prior to the Change in Control, provided that the Executive must furnish written notice to the Company setting forth the reasons for Executive’s intention to terminate employment for Good Reason under this paragraph, and the Company shall have an opportunity to cure the actions or omissions forming the basis for such intended termination, if possible, within thirty (30) days after receipt of such written notice.
          Notwithstanding the foregoing, if Executive’s employment is terminated prior to June 1, 2009, any termination payments which Executive would be entitled to receive under the terms of the Agreement as in effect prior to this Amendment shall be paid in the same form and at the same time as provided under Section 4.4 of the Agreement as in effect prior to this Amendment, and shall reduce the lump sum amount which is payable under Section 4.4 as set forth in this Amendment.”
5. Section 4.5 of the Agreement is hereby amended to read in its entirety as follows:
“4.5 Extension. Any extension of the Term (other than automatic extensions under Section 2.1) must be agreed upon in writing by both parties hereto.”
6. Section 4.8 is hereby added to the Agreement to read in its entirety as follows:
          “4.8 Change in Control. For purposes of this Agreement, “Change in Control” shall mean any of the following events: (a) a dissolution or liquidation of Lindsay, (b) a sale of substantially all of the assets of Lindsay, (c) a merger or combination involving Lindsay after which the owners of Common Stock of Lindsay immediately prior to the merger or combination own less than 50% of the outstanding shares of common stock of the surviving corporation, or (d) the acquisition of more than 50% of the outstanding shares of Common Stock of Lindsay, whether by tender offer or otherwise, by any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) other than a trustee or other fiduciary holding securities under an employee benefit plan of Lindsay.”
7. Exhibit A which is attached to this Amendment is hereby added to the Agreement and modifies and clarifies certain terms and conditions of the Agreement in order to comply with Section 409A of the Internal Revenue Code (“Section 409A”). It is hereby incorporated by reference as part of the Agreement as if set forth therein. Exhibit A supersedes and replaces in its entirety the Form Amendment (“Form Amendment”) to the Agreement that was previously adopted to comply with Section 409A.
Notwithstanding the foregoing, if Executive’s employment is terminated prior to June 1, 2009, the Form Amendment (instead of Exhibit A) shall apply to any termination payments which Executive would be entitled to receive under the terms of the Agreement as in effect prior to this Amendment.

8. All other terms and conditions of the Agreement are hereby ratified and confirmed.
IN WITNESS WHEREOF, the parties have executed and delivered this Amendment to the Agreement as of the date first above written.

Company:	BARRIER SYSTEMS, INC.

	By:	/s/ Chris Sanders Name: Chris Sanders
Title: Chief Operating Officer

Executive:	/s/ Owen Denman

Owen Denman
Acknowledged as of the 19th day of
February 2009 by:
LINDSAY CORPORATION

By:	/s/ Richard W. Parod Name: Richard W. Parod
Title: President and CEO

EXHIBIT A TO BARRIER SYSTEMS, INC.
EMPLOYMENT AGREEMENT
I.R.C. § 409A
     This Exhibit A to the Barrier Systems, Inc. Employment Agreement (“Agreement”) modifies and clarifies certain terms and conditions of the Employment Agreement between Barrier Systems, Inc. (“Company”) and the Executive (herein referred to as “Employee”). The purpose of this Exhibit A is to comply with Section 409A of the Internal Revenue Code (“Section 409A”).
     1. Termination of Employment. To the extent that the Agreement provides for any termination payments to be made or provided to Employee as a result of involuntary termination of employment without cause or by Employee for Good Reason, Employee will be considered to have experienced a termination of employment when Employee has a “separation from service” within the meaning of Section 409A.
     In general, Employee will have a “separation from service” within the meaning of Section 409 as of the date that the level of bona fide services that Employee is expected to perform permanently decreases to no more than 20% of the average level of bona fide services that Employee performed over the immediately preceding 36-month period (or the full period of services if Employee has been providing services less than 36 months).
     For these purposes, “services” include services that Employee provides as an employee or as an independent contractor. In addition, in determining whether Employee has experienced a “separation from service,” the Company is obligated to take into account services Employee provides both for it and for any other corporation that is a member of the same “controlled group” of corporations as the Company under Section 414(b) of the Internal Revenue Code or any other trade or business (such as a partnership) which is under common control with the Company as determined under Section 414(c) of the Internal Revenue Code, in each case as modified by Section 409A. In general, this means that the Company will consider services Employee provides to any corporation or other entity in which Lindsay Corporation, directly or indirectly, possesses at least 50% of the total voting power or at least 50% of the total value of the equity interests.
     2. Release and Timing of Termination Payments. The Release which Employee is required to deliver to the Company in order to receive termination payments under the Agreement shall be delivered to Company not later than 30 days following Employee’s “separation from service.” Except as provided in Paragraph 3 below, Employee’s lump sum termination payment shall be paid in full on the first regular payday following Employee’s “separation from service” after Employee’s right to revoke the Release pursuant to applicable law has lapsed, but in no event later than ninety (90) days following Employee’s “separation from service.”
     3. Required Delay in Payment for “Specified Employees". Each of the payments under this Agreement shall be considered a separate payment for purposes of Section 409A. Notwithstanding any provision to the contrary in this Agreement, if (a) Employee is a “specified employee” within the meaning of Section 409A for the period in which any payment or benefit under this Agreement would otherwise commence or be made, and (b) such payment or benefit under this Agreement would otherwise subject Employee to any tax, interest or penalty imposed under Section 409A if the payment or benefit were to commence or be made within six months of Employee’s termination of employment with the Company, then all such payments or benefits that would otherwise be paid during the first six months after Employee’s “separation from service” within the meaning of Section 409A shall be accumulated and shall be paid on the earlier of (1) the first day which is at least six months after Employee’s “separation from service” within the meaning of Section 409A or (2) the date of Employee’s death.
     4. Reimbursements. If Employee is entitled to receive during or following termination of employment any reimbursements that constitute deferred compensation for purposes of Section 409A, (a) any such reimbursements shall be paid no later than the last day of the calendar year following the calendar year in which the related expense was incurred; (b) the amounts eligible for reimbursement in any calendar year shall not affect the amounts eligible for reimbursement in any other calendar year, and (c) the right to reimbursement is not subject to liquidation in exchange for any other payment or benefit.
     5. No Liability of Company. The Company and Lindsay Corporation shall not be liable to Employee for any taxes, interest or penalties which may be imposed on Employee under Section 409A or corresponding provisions of state laws.